Exhibit (10)(o)(vii)

FIFTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Agreement”), dated as of September 9, 2002, is made by and among POTLATCH CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors party hereto, the several financial institutions party hereto, and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement described below.

RECITALS

A.  The Borrower, the Subsidiary Guarantors party thereto, the several financial institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and the Agent are parties to a Credit Agreement dated as of June 29, 2001 (as amended by that certain First Amendment to Credit Agreement dated as of August 27, 2001, that certain Second Amendment to Credit Agreement dated as of December 19, 2001, that certain Third Amendment to Credit Agreement and Waiver dated January 24, 2002, that certain consent letter dated March 19, 2002 (the “Cloquet Consent”), that certain Consent and Modification dated June 12, 2002 relating to the Cloquet Consent, and that certain Fourth Amendment to Credit Agreement and Waiver dated as of July 16, 2002, and as further amended, modified, restated and supplemented from time to time, the “Credit Agreement”).

B.  The Borrower has requested that the Required Lenders waive the Borrower’s non-compliance with Section 7.1(k) of the Credit Agreement which requires delivery by the Borrower of the Timber Report for the quarter ended June 30, 2002.

C.  The Borrower has also requested certain modifications to the Credit Agreement.

D.  Such waiver and modifications require the consent of the Required Lenders.

E.  The Borrower, the Subsidiary Guarantors, the Required Lenders and the Agent have agreed to deliver and execute this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Waiver.    Subject to the provisions hereof, the Required Lenders hereby waive, effective as of June 30, 2002, the provision of Section 7.1(k) of the Credit Agreement which requires that the Borrower deliver a Timber Report for the fiscal quarter ended June 30, 2002 within 45 days of the end of such fiscal quarter. The foregoing waiver is a limited one-time waiver and does not (i) allow the Credit Parties to be in violation of Section 7.1(k) of the Credit Agreement with respect to any other period or any other matter or (ii) constitute a waiver of any other provisions of the Credit Agreement.

SECTION 2.  Amendments to Credit Agreement.    Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, from and after the Fifth Amendment Effective Date (as defined below), the Credit Agreement (together with the Schedules and Exhibits attached thereto) is hereby amended as follows:

(a)  Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions thereto in the appropriate alphabetical order:

“Borrowing Base” means, as of any day, the sum of (a) 80% of Eligible Receivables, (b) 50% of Eligible Inventory, and (c) the amount of cash, if any, pledged to the Agent, for the benefit of the Lenders, as cash collateral for the obligations of the Credit Parties outstanding hereunder pursuant to documentation reasonably satisfactory to the Agent, in the case of clauses (a) and (b) as set forth in the most recent Borrowing Base Certificate delivered to the Agent and the Lenders in accordance with the terms of Section 7.1(k) and in the case of clause (c) as of the date of such determination.

“Borrowing Base Certificate” shall have the meaning assigned to such term in Section 7.1(k).

“Eligible Inventory” means, as of any date of determination and without duplication, the lower of the aggregate book value (based on the Borrower’s past practices, consistently applied) or fair market value of all raw materials, work in process, supplies and finished goods inventory owned by the Borrower or any of its Subsidiaries less reserves required in accordance with GAAP but excluding in any event (a) inventory which is (i) not subject to a perfected, first priority Lien in favor of the Agent to secure the obligations of the Credit Parties hereunder or (ii) subject to any other Lien that is not a Permitted Lien, (b) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods and in effect as of such date of determination, (c) inventory which is not useable or salable at prices approximating their cost in the ordinary course of the Borrower’s business, (d) inventory located outside of the United States, (e) inventory which is leased or on consignment, (f) inventory not at a location of the Borrower or a Subsidiary of the Borrower which has been disclosed to the Agent pursuant to this Agreement and (g) inventory which fails to meet such other specifications and requirements as the parties hereto may from time to time agree in accordance with Section 11.6.

“Eligible Receivables” means, as of any date of determination and without duplication, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (collectively, the “Receivables”), owned by or owing to the Borrower or any of its Subsidiaries, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with such Person’s internal policies and in any event in accordance with GAAP, but excluding in any event (a) any Receivable which is (i) not subject to a perfected, first priority Lien in favor of the Agent to secure the obligations of the Credit Parties hereunder or (ii) subject to any other Lien that is not a Permitted Lien, (b) Receivables which are more than 60 days past due, (c) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Agent, (d) Receivables owing by an account debtor which is subject to any bankruptcy or insolvency proceeding of any kind, (e) Receivables owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form reasonably acceptable to the Agent and from an institution reasonably acceptable to the Agent), (f) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, (g) Receivables for which any direct or indirect Subsidiary or any Affiliate is the account debtor, (h) Receivables representing a sale to the government of the United States or any agency or instrumentality thereof unless the Federal Assignment of Claims Act has been complied with to the reasonable satisfaction of the Agent with respect to the granting of a security interest in such Receivable, and (i) Receivables which fail to meet such other specifications and requirements as the parties hereto may from time to time agree in accordance with Section 11.6.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement dated as of September 9, 2002 by and among the Borrower, the Guarantors, the Lenders party thereto and the Agent.

“Fifth Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of the Fifth Amendment are satisfied by the Credit Parties or waived by the Agent and/or the Required Lenders.

“Fifth Amendment Escrow Agreement” means that certain Fifth Amendment Escrow Agreement dated as of the Fifth Amendment Effective Date by and among the Borrower, the Agent and Wells Fargo Bank Northwest, National Association.

“Repay” or “Repayment” means with respect to Indebtedness, to permanently redeem, repurchase, retire or defease (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) or acquire for value.

“Senior Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries other than Subordinated Indebtedness.

(b)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Timber Report” contained therein in its entirety.

(c)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Consolidated EBITDDA” contained therein in its entirety and replacing it with the following:

“Consolidated EBITDDA” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income, has been deducted for (A) interest expense, (B) income taxes, (C) depreciation, depletion and amortization expense and (D) any prepayment penalty, make-whole premium or loss associated with the Repayment of any Indebtedness with the Net Cash Proceeds of an Asset Disposition permitted hereunder, all as determined in accordance with GAAP.

(d)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Collateral” and replacing it with the following:

“Collateral” means a collective reference to (i) prior to the Additional Collateral Effective Date (a) all Property and interests in Property of the Credit Parties encumbered by the Pledge Agreement, and all proceeds thereof, and (b) all accounts receivable and inventory of the Credit Parties now existing or hereafter acquired encumbered by the Security Agreement, and all proceeds thereof and (ii) on and after the Additional Collateral Effective Date, in addition to the Collateral set forth in clause (i) above, the Additional Collateral.

(e)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Collateral Documents” and replacing it with the following:

“Collateral Documents” means a collective reference to (i) prior to the Additional Collateral Effective Date, the Pledge Agreement and the Security Agreement and (ii) on and after the Additional Collateral Effective Date, in addition to the Collateral Documents set forth in clause (i) hereof, the Additional Collateral Documents.

(f)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Eligible Reinvestment” in its entirety and replacing it with the following:

“Eligible Reinvestment” means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (ii) any Permitted Acquisition. The term “Eligible Reinvestment” shall not include any item which is not a permitted application of proceeds of an “Asset Sale” (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness.

(g)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Fixed Charge Coverage Ratio” contained therein and replacing it with the following

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) Consolidated Cash Taxes for such period to (b) the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period (excluding (x) the $100,000,000 payment due March 15, 2002 on the Borrower’s 6.25% debentures due on such date, which payment was made with the proceeds of the escrow account held pursuant to the Escrow Agreement, (y) the $30,000,000 principal payment made in April 2002 on the Borrower’s 9.46% medium term fixed rate notes due 2002-2022 and (z) the $15,000,000 payment due April 4, 2003 on the Borrower’s 9.42% medium term fixed rate notes due 2000-2022, to the extent the Borrower has deposited such payment into an escrow account held pursuant to the Fifth Amendment Escrow Agreement) plus (iii) dividends paid by the Borrower to its shareholders for such period.

(h)  Section 1.1 of the Credit Agreement is amended by adding the following to the of the definition of “Funded Indebtedness”:

Notwithstanding the foregoing, for the purpose of determining compliance with Section 7.10(a) only, “Funded Indebtedness” shall not include the $15,000,000 payment due April 4, 2003 on the Borrower’s 9.42% medium term fixed rate notes due 2000-2022, to the extent the Borrower has deposited such payment into an escrow account held pursuant to the Fifth Amendment Escrow Agreement

(i)  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Land” contained therein and replacing it with the following.

“Land” means the land that was subject to the Mortgages.

(j)  Section 1.1 of the Credit Agreement is amended by deleting the phrase “prepay or retire” in clause (c) of the definition of “Net Cash Proceeds” and replacing it with “Repay”.

(k)  Section 2.1 (a) of the Credit Agreement is amended by deleting the first proviso of such sentence in its entirety and replacing it with the following:

provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed the lesser of (i) TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the “Revolving Committed Amount”) and (ii) the Borrowing Base;

(l)  Section 2.2(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)  Issuance.    The Existing Letters of Credit have previously been issued by the applicable Issuing Lender and subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, Bank of America, in its capacity as an Issuing Lender, agrees to issue, the applicable Issuing Lender agrees to renew, extend and modify and each Lender with a Revolving Commitment severally agrees to participate in the issuance by such Issuing Lender of, standby Letters of Credit in Dollars from time to time from the Closing Date until the date thirty (30) days prior to the Maturity Date as the Borrower may request, by delivering a Letter of Credit Application to the applicable Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not exceed ONE HUNDRED FORTY MILLION DOLLARS ($140,000,000) (the “LOC Committed Amount”) and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations shall not at any time exceed the lesser of (i) the Revolving Committed Amount and (ii) the Borrowing Base. No Letter of Credit shall (x) have an original expiry date more than twenty (20) months from the date of issuance (provided that any such Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period (which in no event shall exceed one year in each instance) unless the applicable Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (y) as originally issued or as extended, have an expiry date extending beyond the date thirty (30) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(m)  Section 2.3(a) of the Credit Agreement is amended by adding the sentence immediately to the end thereof:

The Term Loan was paid in full on May 13, 2002 as a result of the mandatory prepayment required under this agreement in connection with the sale by the Borrower of the facility located in Cloquet, Minnesota and all obligations for principal, interest and fees related to the Term Loan were satisfied in connection therewith.

(n)  Section 3.3(b)(i)(A) of the Credit Agreement is amended in its entirety to read as follows:

(i)  (A) Revolving Committed Amount.    If at any time, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations shall exceed the lesser of (i) the Revolving Committed Amount and (ii) the Borrowing Base, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations, in either case, in an amount sufficient to eliminate such excess.

(o)  Section 3.3(b)(v) of the Credit Agreement is amended by adding the following sentence to the end thereof:

Notwithstanding anything contained in this clause (v) to the contrary, if all Revolving Loans have been repaid, the Borrower shall not be required to cash collateralize LOC Obligations in connection with any mandatory prepayment required pursuant to clause (ii)(A) of this Section 3.3(b) to the extent the Borrower uses the Net Cash Proceeds from such Asset Disposition to Repay Senior Indebtedness or to make Eligible Reinvestments.

(p)  Section 6.25 of the Credit Agreement entitled “Mortgaged Property” is hereby deleted in its entirety.

(q)  Section 7.1(k) of the Credit Agreement is amended in its entirety to read as follows:

(k)  within 30 days after the end of each fiscal quarter, a certificate as of the end of such fiscal quarter, substantially in the form of Exhibit 7.1(k) and certified by an Executive Officer of the Borrower to be true and correct as of the date thereof (a “Borrowing Base Certificate”.

(r)  Section 7.10 of the Credit Agreement is amended in its entirety to read as follows:

7.10  Financial Covenants.

(a)  Funded Indebtedness to Capitalization Ratio.    The Funded Indebtedness to Capitalization Ratio, as of the last day of each fiscal quarter of the Consolidated Parties, shall be less than or equal to:

Period	Ratio
July 1, 2001 through and including December 31, 2001	65.0%
January 1, 2002 through and including March 31, 2003	62.5%
April 1, 2003 and thereafter	55.0%

(b)  Consolidated Net Worth.    At all times the Consolidated Net Worth of the Borrower shall be greater than or equal to 85% of Consolidated Net Worth as of June 30, 2002 increased on a cumulative basis as of the end of each fiscal quarter of the Consolidated Parties, commencing with the fiscal quarter ending September 30, 2002, by an amount equal to (x) 50% of Consolidated Net Income (to the extent positive) for such fiscal quarter and (y) 100% of the Net Cash Proceeds of any Equity Issuances consummated during such fiscal quarter.

(c)  Fixed Charge Coverage Ratio.    The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties, shall be greater than or equal to:

Period	Ratio
July 1, 2001 through and including September 30, 2001	1.05 to 1.00
October 1, 2001 through and including December 31, 2001	1.15 to 1.00
January 1, 2002 through and including June 30, 2002	0.85 to 1.00
July 1, 2002 through and including September 30, 2002	0.80 to 1.00
October 1, 2002 through and including September 30, 2003	1.15 to 1.00
October 1, 2003 and thereafter	1.50 to 1.00

(s)  Section 7.14(iii) is amended in its entirety to read as follows:

      (iii)  [intentionally omitted]

(t)  Section 7.14(v) is amended in its entirety to read as follows:

      (v)  [intentionally omitted]

(u)  Section 8.5 of the Credit Agreement is amended by deleting the phrase “prepay or retire” in clause (g)(i) thereof and replacing it with “Repay”.

(v)  Section 8.7 of the Credit Agreement is amended in its entirety to read as follows:

8.7  Restricted Payments.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (b) as permitted by Section 8.6, Section 8.8 or Section 8.9, (c) so long as such payments are permitted under the Senior Subordinated Note Indenture, the Borrower shall be permitted to pay dividends to its shareholders in amount not to exceed the lesser of (x) the sum of (I) $25,000,000 and (II) an amount equal to 25% of the Net Cash Proceeds from one or more Asset Dispositions occurring during any consecutive twelve month period, so long as the Net Cash Proceeds from such Asset Dispositions, in the aggregate, exceed $200,000,000, but only to the extent that the Borrower applies such Net Cash Proceeds to Repay Senior Indebtedness and (y) $55,000,000 in any consecutive twelve month period, (d) the purchase by the Borrower of up to 50,000 shares of its Capital Stock on or after September 28, 2001 pursuant to those certain put options of the Borrower set forth on Schedule 8.1 and (e) to Repay up to $25,000,000 in principal amount of the Senior Subordinated Notes.

(w)  Section 8.8(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

(a)  (i) amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness arising under the Credit Documents) if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders, or (ii) materially shorten the final maturity or average life to maturity thereof or require any payment thereon to be made sooner than originally scheduled or increase the interest rate or fees applicable thereto, or (iii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment thereof, or make (or give any notice with respect thereto) any redemption or acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange with respect thereto; provided, however that the Borrower may Repay Senior Indebtedness with the Net Cash Proceeds received by the Borrower in connection with any Asset Disposition permitted under Section 8.5, so long as the Borrower has complied with the requirements of Section 3.3(b)(ii)(A) and Section 8.5;

(x)  Section 8.8 of the Credit Agreement is hereby amended by adding the following immediately to the end thereof:

Furthermore, notwithstanding anything to the contrary contained in this Agreement, the Credit Parties may Repay up to $25,000,000 in principal amount of the Senior Subordinated Notes.

(y)  Section 8.14 of the Credit Agreement is amended in its entirety to read as follows:

8.14  Capital Expenditures.

From the Closing Date until such time as the Borrower delivers a certificate of an Executive Officer of the Borrower demonstrating a Leverage Ratio of the Borrower of less than 3.00 to 1.00 for two consecutive fiscal quarters, together with the financial statements referred to in Section 7.1(a) or (b), as applicable, the Credit Parties will not permit Consolidated Capital Expenditures to exceed for the following periods the amount set forth opposite such period:

Period	Amount
July 1, 2001 through December 31, 2001	$25,000,000
January 1, 2002 through December 31, 2002	$75,000,000
January 1, 2003 through December 31, 2003	$125,000,000
January 1, 2004 through December 31, 2004	$125,000,000
January 1, 2005 through June 29, 2005	$75,000,000

plus the unused amount available for Consolidated Capital Expenditures under this Section 8.14 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year or a portion thereof); provided, however, that the Credit Parties may make certain unanticipated capital expenditures that exceed the above amounts solely in order to comply with Environmental Laws while maintaining full production at the Credit Parties’ manufacturing facilities (“Unanticipated Capital Expenditures”) so long as (a) the Borrower shall give written notice to the Agent at least five (5) Business Days prior to making such Unanticipated Capital Expenditures and (b) the aggregate amount of all such Unanticipated Capital Expenditures shall not exceed $7,500,000 in any fiscal year (excluding any carry forward available from any prior fiscal year or portion thereof).

(z)  Section 8.16 of the Credit Agreement is hereby amended by replacing “$35,000,000” with “$50,000,000”.

(aa)  The Credit Agreement is amended by adding a new Section 11.19 to the end of Article XI to read as follows:

11.19  Release of Timber and Land Collateral.

Upon the Fifth Amendment Effective Date, the pledges and grants of security interests in all Land and Timber constituting the Collateral (and only such Collateral and no other) (as evidenced by the Mortgages) shall be deemed released and the covenants and other agreements contained herein and in the Mortgages related to such Land and Timber shall otherwise cease and be of no further force and effect as to the Credit Parties. Promptly following the Fifth Amendment Effective Date, the Agent shall, and is hereby authorized to, at the Credit Parties’ expense, deliver to the Credit Parties such documentation as is reasonably necessary to evidence the Agent’s release of its security interest in the Land and Timber, including without limitation releases of the Mortgages and related UCC fixture filings and such other documentation as may be reasonably necessary in connection therewith.

(bb)  The Credit Agreement is amended by adding a new Exhibit 7.1(k) entitled “Form of Borrowing Base Certificate” to the Schedules and Exhibits to the Credit Agreement in the form of Exhibit 7.1(k) attached hereto.

SECTION 3.  Conditions of Effectiveness.    This Agreement shall become effective upon the date (the “Fifth Amendment Effective Date”) on which occurs satisfaction (or waiver) of each of the following conditions precedent:

(a)  This Agreement.    The Agent shall have received a duly executed counterpart of this Agreement from (i) the Required Lenders, (ii) Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (and Participation Interests therein) and (iii) each Credit Party.

(b)  Opening Borrowing Base Report.    The Agent shall have received a Borrowing Base Certificate as of the Fifth Amendment Effective Date, substantially in the form of Exhibit 7.1(k) and certified by an Executive Officer of the Borrower to be true and correct as of the Fifth Amendment Effective Date.

(c)  Officer’s Certificate Regarding Collateral.    The Agent shall have received evidence to its satisfaction from the Borrower that the value of the portion of the Collateral being released on the Fifth Amendment Effective Date does not exceed 40% of the value of all of the Collateral pledged to the Agent immediately prior to the Fifth Amendment Effective Date, certified by an Executive Officer of the Borrower to be true and correct as of the Fifth Amendment Effective Date.

(d)  Fifth Amendment Escrow Agreement.    The Borrower shall have established and fully funded an escrow account for the purposes of holding $15,000,000, which amount will be used solely to repay the $15,000,000 in principal amount of 9.42% medium term fixed rate notes on April 4, 2003, pursuant to the Fifth Amendment Escrow Agreement and other documentation satisfactory in all respects to the Agent.

(e)  Amendment Fee.    The Agent, on behalf of each Lender who executes this Agreement, shall have received from the Borrower an amendment fee equal to 20.0 basis points multiplied by the aggregate Revolving Commitments of the Consenting Lenders (as defined below), such fee being for the account of each such Consenting Lender pro rata according to such Lender’s Revolving Commitment; provided, however, that such fee shall be payable only to those Lenders (the “Consenting Lenders”) that shall have returned (including via telecopy) executed signature pages to this Agreement at or before 5:00 p.m. (New York time) on September 6, 2002, as directed by the Agent.

(e)  Costs, Expenses and Fees.    The Borrower shall have paid any and all out-of-pocket costs (to the extent invoiced) incurred by the Agent or the Arranger (including the reasonable fees and expense of the Agent’s legal counsel) and fees and other amounts payable to the Agent or the Arranger, in each case in connection with the arrangement, negotiation, execution and delivery of this Agreement.

(f)  Representations and Warranties; No Default; Collateral. As of the date hereof, after giving effect to the Agreement contemplated hereby:

(i)  the representations and warranties contained in Section 6 of the Credit Agreement shall be true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which expressly relate to an earlier date, which were true and correct as of the date made);

(ii)  no Default or Event of Default shall have occurred and be continuing; and

(iii)  after giving effect to this Agreement and the provisions hereof, the Agent shall continue to have a valid, perfected and first priority security interest in all Collateral (other than the Land and Timber released pursuant to the terms hereof).

SECTION 4.  Representations and Warranties.    Each of the Borrower and the Subsidiary Guarantors hereby represents and warrants to the Lenders and the Agent that:

(a)  It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)  This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)  No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(d)  The representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, which are true and correct as of the date made).

(e)  Subsequent to the execution and delivery of this Agreement and after giving effect hereto, no Default or Event of Default exists under the Credit Agreement or any of the other Credit Documents.

(f)  All of the provisions of the Credit Documents, except as amended hereby, are in full force and effect.

(e)  After giving effect to this Agreement and the provisions hereof, the Agent continues to have a valid, perfected and first priority security interest in all remaining Collateral other than the Land and Timber released pursuant to the terms of this Agreement.

SECTION 5.  Miscellaneous.

(a)  Credit Agreement Otherwise Not Affected.    Except as expressly modified pursuant hereto, the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Required Lenders’ and the Agent’s execution and delivery of, or acceptance of, this Agreement and any other documents and instruments in connection herewith shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(b)  Acknowledgment of Subsidiary Guarantors.    The Subsidiary Guarantors acknowledge and consent to all of the terms and conditions of this Agreement and agree that this Agreement and any documents executed in connection herewith do not operate to reduce or discharge the Subsidiary Guarantors’ obligations under the Credit Agreement or the other Credit Documents.

(c)  No Reliance.    The Credit Parties hereby acknowledge and confirm to the Agent and the Lenders that they are executing this Agreement on the basis of their own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d)  Costs and Expenses.    The Borrower agrees to pay to the Agent on demand its reasonable out-of-pocket costs and expenses, and the reasonable fees and disbursements of its counsel, in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documents to be delivered in connection herewith.

(e)  Binding Effect.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Borrower, each Subsidiary Guarantor, the Agent and each Lender and their respective successors and assigns.

(f)  Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g)  Complete Agreement; Agreement.    This Agreement contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Agreement supersedes all prior commitments, drafts, communications, discussion and understandings, oral or written, with respect thereto. This Agreement may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.6 of the Credit Agreement.

(h)  Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

(i)  Counterparts/Telecopy.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

(j)  Interpretation.    This Agreement is the result of negotiations between, and has been reviewed by counsel to, the Agent and the Credit Parties and are the product of all parties hereto. Accordingly, this Agreement shall not be construed against any of the Lenders or the Agent merely because of the Agent’s or any Lender’s involvement in the preparation thereof.

(k)  Credit Document.    This Agreement shall constitute a “Credit Document” under and for all purposes of the Credit Agreement and the other Credit Documents.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

BORROWER:	POTLATCH CORPORATION

	By:	/s/ GERALD L. ZUEHLKE
Gerald L. Zuehlke V.P. Finance, CFO

SUBSIDIARY GUARANTORS:	THE PRESCOTT AND NORTHWESTERN RAILROAD COMPANY

	By:	/s/ MALCOLM A. RYERSE
Malcolm A. Ryerse Secretary and Assistant Treasurer

ST. MARIES RIVER RAILROAD COMPANY

By:	/s/ MALCOLM A. RYERSE
Malcolm A. Ryerse Secretary and Assistant Treasurer

WARREN AND SALINE RIVER RAILROAD COMPANY

By:	/s/ MALCOLM A. RYERSE
Malcolm A. Ryerse Secretary and Assistant Treasurer

AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

	By:	/s/ RUSSELL A. MCCLYMONT
Russell A. McClymont Vice President

LENDERS:	BANK OF AMERICA, N.A., individually in its capacity as a Lender

	By:	/s/ RUSSELL A. MCCLYMONT
Russell A. McClymont Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ PATRICK G. NORRIS
Patrick G. Norris Director

COBANK, ACB LENDER

By:	/s/ S. RICHARD DILL
Phone: Fax: e-mail:	S. Richard Dill Vice President 303-740-4197 303-740-4366 rdill@cobank.com

WELLS FARGO BANK N.A. LENDER

By:	/s/ STEVEN J. ANDERSON
Steven J. Anderson Senior Vice President

WACHOVIA BANK N.A. LENDER

By:	/s/ SHAWN JANKO
Shawn Janko Vice President

NORTHWEST FARM CREDIT SERVICES, PCA

By:	/s/ JIM D. ALLEN
Jim D. Allen Vice President

TRANSAMERICA BUSINESS CAPITAL CORPORATION LENDER

By:	/s/ STEPHEN GOETSCHIUS
Stephen Goetschius Senior Vice President

CAPITAL FARM CREDIT LENDER

By:	/s/ BEN R. NOVOSAD
Ben R. Novosad CEO 9/6/02

U.S. BANK NATIONAL ASSOCIATION LENDER

By:	/s/ JANICE T. THEDE
Janice T. Thede Vice President

Exhibit 7.1(k)

FORM OF
BORROWING BASE CERTIFICATE

For the fiscal quarter ended                 , 20    .

I,                         , <<TITLE>> of Potlatch Corporation (the “Borrower”) hereby certify that, as of the fiscal quarter ended                 , to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of June 29, 2001 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Agent:

RECEIVABLES

1.	Receivables (as defined in the definition of Eligible Receivables in Section 1.1 of the Credit Agreement)	$

2.	(i) Receivables subject to any Lien, other than a Permitted Lien	$

	(ii) Receivables which are more than 60 days past due	$

	(iii) Receivables evidenced by notes, chattel paper or other instruments (other than such notes, chattel paper or instruments that have been delivered to and are in the possession of the Agent)	$

	(iv) Receivables owing by an account debtor which is subject to any bankruptcy or insolvency proceeding of any kind	$

(v)  Receivables owing by an account debtor located outside of the United States (other than Receivables with respect to which payment for the goods shipped is secured by an irrevocable letter of credit in a form reasonably acceptable to the Agent and from an institution reasonably acceptable to the Agent)
$

(vi)  Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense
$

	(vii) Receivables for which any direct or indirect Subsidiary of the Borrower or any Affiliate of the Borrower is the account debtor	$

(viii)  Receivables representing a sale to the government of the United States or any agency or instrumentality thereof (unless the Borrower has complied (to the reasonable satisfaction of the Agent) with the Federal Assignment of Claims Act or other similar applicable law with respect to granting of a security interest in such Receivable)
$

	(x) Sum of lines (i) through (viii)	$

3.	Eligible Receivables (Line 1 less Line 2(x))	$

4.	Eligible Receivables Borrowing Base (80% of Eligible Receivables)	$

INVENTORY

5.
The lower of the aggregate book value (based on the Borrower’s past practices, consistently applied) or fair market value of all raw materials, work in process, supplies and finished goods inventory owned by the Borrower less appropriate reserves determined in accordance with GAAP)
$

6.	(i) Inventory subject to any Lien, that is not a Permitted Lien	$

(ii)  Inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods and in effect as of such date of determination
$

	(iii) Inventory which is not useable or salable at prices approximating their cost in the ordinary course of the Borrower’s business	$

	(iv) Inventory located outside of the United States	$

	(v) Inventory which is leased or on consignment	$

	(vi) Inventory not at a location of the Borrower or a Subsidiary of the Borrower which has been disclosed to the Agent pursuant to this Agreement	$

	(viii) Sum of lines (i) through (vi)	$

7.	Eligible Inventory (Line 6 less Line 7(viii))	$

8.	Eligible Inventory Borrowing Base (50% of Eligible Inventory)	$

BORROWING BASE

9.	Sum of 80% of Eligible Receivables and 50% of Eligible Inventory (Line 4 plus Line 8)	$

10.	Cash pledged to the Agent as cash collateral for additional borrowings as of the date hereof	$

11.	Borrowing Base availability (Line 9 plus Line 10)	$

12	Aggregate outstanding Revolving Loans and LOC Obligations under the Credit Agreement	$

13.
If Line #11 is greater than Line #12, then the difference ($                ) (or, if less, the remaining amount of the Revolving Committed Amount) is available for extensions of credit under the Revolving Commitments, the LOC Commitment; if Line #11 is greater than Line #12, then the Borrower shall prepay or otherwise reduce so much of the outstanding Revolving Loans and LOC Obligations as shall be necessary to eliminate such excess ($                ).

IN WITNESS WHEREOF, I have hereunto set my hand and seal this day         of                         , 20    .

POTLATCH CORPORATION

By: